CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 5 of the Registration Statement of Gadsden Growth Properties, Inc. on Form S-11 (No. 333-214575) to be filed on or about September 22, 2017 of our reports dated May 4, 2017, on our audits of the financial statements of Gadsden Growth Properties, Inc. as of December 31, 2016 and for the period from June 17, 2016 (inception) to December 31, 2016, and the statements of revenues and certain expenses of Cadillac Plaza, LLC, BTR-8 Southlake, LLC, and Agua Caliente Investments III, L.L.C. for the year ended December 31, 2016 and our reports dated September 22, 2017 on our audits of the statements of revenues and certain expenses of FM Venture, LLC and Hill Country Partners, L.P. for each of the years ended December 31, 2016 and 2015. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-11.

/s/ EisnerAmper LLP

New York, New York

September 22, 2017